Exhibit 99.1

NEWS RELEASE
	Contacts:	Chaparral Energy, Inc.
Joe Evans, EVP & CFO
405-478-8770

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
713-529-6600

CHAPARRAL ENERGY INC. ANNOUNCES AGREEMENT TO

ACQUIRE CALUMET OIL COMPANY FOR $510 MILLION IN CASH

Chaparral will acquire production of 4,600 barrels of oil equivalent per day and internally estimated proved reserves of 309 Bcfe

Properties acquired have significant upside potential for

Chaparral’s enhanced oil recovery program

OKLAHOMA CITY – September 19, 2006 – Chaparral Energy, Inc. (Bloomberg: CHAPAR) (“Chaparral”) today announced that it has entered into an agreement to acquire Calumet Oil Company and certain affiliates (“Calumet”) for approximately $510 million in cash. Calumet owns properties principally located in Oklahoma and Texas, areas which are complementary to Chaparral’s existing core areas of operations. Calumet operates the single largest oilfield in the State of Oklahoma, the North Burbank Unit, with cumulative oil recovery to date in excess of 315 million barrels of oil (Mmbo). Calumet’s current working interest in the Unit is approximately 99%. The transaction is expected to close in the fourth quarter of 2006.

Mark Fischer, Chaparral’s Chief Executive Officer, commented, “This acquisition is an excellent fit for Chaparral both geographically and operationally, and comes to us at what we believe is a very attractive price. Calumet’s current average net daily production is approximately 28 million cubic feet equivalent (Mmcfe), which should increase Chaparral’s current average net daily production to a projected 115 Mmcfe.

“Its two ‘prize’ properties, the North Burbank Unit and the Fox Deese Sand Unit, will allow Chaparral to take its enhanced oil recovery (“EOR”) program and drilling program to the next level,” added Fischer. “The North Burbank Unit, the single largest oilfield in the State of Oklahoma with cumulative oil recovery in excess of 315 Mmbo, is in the early phases of an EOR polymer flood which was proven up by Phillips Petroleum through a pilot program in the mid 1980’s before being shutdown because of low oil price. We plan to expand the EOR program to include CO2 injection, return up to 400 wells to production, and perform substantial horizontal infill drilling in the tighter portion of the Bartlesville Reservoir. The Fox Deese Sand Unit will be infield drilled down to a five-acre pattern and offers the same low-risk opportunity by the drilling of over 100 wells with the potential of encountering four reservoirs in each well.”

Chaparral believes that internally estimated proved reserves in the acquisition are in excess of 309 Bcfe and that proved developed producing reserves are approximately 182 Bcfe, or 59%. Calumet’s proved reserves are long-lived, have low production decline rates (the proved developed producing base is projected to decline at approximately 6% per year) and are approximately 93% oil.

A preliminary allocation of Chaparral’s acquisition cost of the 309 Bcfe of internally estimated proved reserves will be approximately $1.57 per mcfe. Chaparral currently estimates future drilling and development costs relating to these proved reserves will be approximately $184 million.

As part of the transaction, Chaparral expects to acquire Calumet’s hedging arrangements, which currently include hedge swaps of 75,000 barrels of oil per month at $66.10 per barrel during the fourth quarter of 2006, 75,000 barrels of oil per month at $63.00 per barrel during 2007 and 30,000 barrels per month at $68.10 during 2008.

Chaparral intends to finance the acquisition through an increase in its existing line of credit up to approximately $750 million and from the $102 million in proceeds from Chaparral’s Common Stock Purchase Agreement with Chesapeake Energy Corporation entered into on September 1, 2006. Chaparral has executed a commitment letter with JPMorgan Chase Bank, N.A. relating to the increase in its existing line of credit subject to customary conditions including final diligence relating to the Calumet acquisition.

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, the company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include East Texas, North Texas, the Gulf Coast and the Rocky Mountains and also increased the percentage of capital expenditures allocated to developmental drilling.

This press release and the accompanying Outlooks include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include our expected acquisition Calumet Oil Company and related financings, estimates of oil and gas reserves, expected oil and gas production, planned capital expenditures for drilling, and statements concerning anticipated cash flow and liquidity, business strategy and other plans and objectives for future operations.

Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our Registration Statement Form S-4 filed with the Securities and Exchange Commission on August 11, 2006. They include the volatility of oil and gas prices; declines in the values of our oil and gas properties resulting in ceiling test write-downs; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the timing of development expenditures; adverse effects our level of indebtedness could have on our operations and future growth; our ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; unsuccessful exploration and development drilling; drilling and operating risks; uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities; lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; loss of our Chief Executive Officer or other key personnel; and financing, interest rate and concentrations of credit risk. In addition, the Calumet acquisition is subject to conditions which must be satisfied before closing. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Also, our internal estimates of reserves, particularly those in the properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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